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                                 PROMISSORY NOTE

$316,376                      New York, New York                   July 26, 1999


         For valued received, the undersigned promises to pay to SHOREWOOD PACKAGING CORPORATION, or order, at 277 Park Avenue, New York, New York 10172, the sum of Three hundred sixteen thousand Three hundred Seventy-six Dollars ($316,376). All unpaid principal shall bear interest from the date hereof at the rate of Six and One Half percent (6.5%) per annum until paid. Unless paid sooner, the unpaid principal balance of this note with accrued interest shall be all due and payable on October 2, 2000.

         This note may be prepaid from time to time, in whole or in part, without penalty.

         This note is secured by the pledge to Payee of certain of Maker's shares in Shorewood Packaging Corporation as collateral security.

         Should default be made in payment of any installment when due, the whole sum of principal and accrued interest shall become immediately due at the option of the holder of this note without presentment or demand for payment, dishonor or notice of dishonor, protest or notice of protest or other formalities, all of which are hereby waived. Principal and interest is payable in lawful money of the United States without offset or deduction. If action be instituted on this note, the undersigned promises to pay such sum as the Court may fix as attorneys' fees.

                                                  /s/ Howard M. Liebman
                                                  ------------------------------
                                                      Howard M. Liebman